Exhibit 99.1

Contact: Karen Fugate
Investor Relations
940-297-3877

Sally Beauty Holdings, Inc. Delivers Strong Results in the Third Quarter

•                  Consolidated net sales of $887.0 million, up 6.0%

•                  Same store sales growth in 3Q12 and year-to-date of 5.2% and 7.1%, respectively

•                  Gross margin expansion of 100 bps to reach 50.1%

•                  3Q12 GAAP net earnings of $69.5 million; GAAP diluted earnings per share of $0.37

•                  3Q12 adjusted net earnings of $71.6 million; adjusted earnings per share of $0.38

•                  Adjusted EBITDA of $155.7 million, growth of 17.3%

DENTON, Texas, August 2, 2012 — Sally Beauty Holdings, Inc. (NYSE: SBH) (the “Company”) today announced strong financial results for fiscal 2012 third quarter.  The Company will hold a conference call today at 10:00 a.m. (Central) to discuss these results and its business.

“We are pleased with our third quarter results with growth in sales and adjusted EBITDA of 6% and 17%, respectively” stated Gary Winterhalter, President and Chief Executive Officer. “We continue to realize consistent performance in the countries in which we operate despite an unpredictable global economy.  With one quarter remaining in the fiscal year, we believe we will have another outstanding year at Sally Beauty Holdings.”

FISCAL 2012 THIRD QUARTER FINANCIAL HIGHLIGHTS

Net Sales:  For the fiscal 2012 third quarter, consolidated net sales were $887.0 million, an increase of 6.0% from the fiscal 2011 third quarter.  This fiscal 2012 third quarter sales increase is attributed to same store sales growth, the addition of new stores and acquisitions.  The negative impact from changes in foreign currency exchange rates was $11.0 million or 132 basis points in the fiscal 2012 third quarter. Consolidated same store sales growth in the fiscal 2012 third quarter was 5.2% compared to 5.9% in the fiscal 2011 third quarter.  Key drivers of same store sales growth included increased customer traffic and higher average ticket in both business segments.

Gross Profit:  Consolidated gross profit for the fiscal 2012 third quarter was $444.4 million, an increase of 8.2% over gross profit of $410.5 million for the fiscal 2011 third quarter.  Gross profit as a percentage of sales was 50.1%, a 100 basis point improvement from the fiscal 2011 third quarter.

Selling, General and Administrative Expenses:  For the fiscal 2012 third quarter, consolidated selling, general and administrative (SG&A) expenses, including unallocated corporate expenses and share-based compensation, were $291.5 million, or 32.9% of sales, a 190 basis point increase from the fiscal 2011 third quarter metric of 31.0% of sales and total SG&A expenses of $259.0 million.  Fiscal 2011 third quarter consolidated SG&A expenses include a $21.3 million credit from a litigation settlement, net of non-recurring expenses; $19.0 million of the credit, net of non-recurring expenses, is reflected in the BSG segment and $2.3 million of the credit is reflected in unallocated corporate expenses.

Note: SG&A expenses include unallocated corporate expenses, as detailed in the Company’s segment information on Schedule B.

Interest Expense:  Interest expense for the fiscal 2012 third quarter was $26.9 million, down $0.8 million from the fiscal 2011 third quarter of $27.7 million.  This decrease was due to lower average outstanding borrowings and lower interest rates on the Company’s long-term debt.

Provision for Income Taxes:  Income taxes were $40.1 million for the fiscal 2012 third quarter versus $39.4 million in the fiscal 2011 third quarter.  The Company’s effective tax rate in the fiscal 2012 third quarter was 36.6% versus 36.3% in the fiscal 2011 third quarter.

Net Earnings and Diluted Net Earnings Per Share (EPS) (1): In the fiscal 2012 third quarter, GAAP net earnings were $69.5 million, a 0.5% increase, when compared to fiscal 2011 third quarter GAAP net earnings of $69.1 million.  In the fiscal 2012 third quarter, GAAP diluted earnings per share were $0.37, flat when compared to fiscal 2011 third quarter GAAP diluted earnings per share of $0.37.  Fiscal 2011 third quarter includes an after-tax credit of $13.4 million from a litigation settlement, net of non-recurring expenses.

Adjusted net earnings in the fiscal 2012 third quarter (a non-GAAP measure) increased by 28.3% to approximately $71.6 million, or $0.38 earnings per diluted share compared to fiscal 2011 third quarter adjusted net earnings of $55.8 million and $0.30 earnings per diluted share.  Adjusted net earnings in the fiscal 2012 third quarter is adjusted for $3.2 million in unamortized deferred financing costs which we expensed in connection with our repayment of the Company’s Senior Term Loan B with a portion of the proceeds from the sale of $700 million of the Company’s 5.75% Senior Notes due 2022.  The Company’s adjusted net earnings for the fiscal 2011 third quarter were adjusted for an after-tax credit of $13.4 million from a litigation settlement, net of non-recurring expenses.

Adjusted (Non-GAAP) EBITDA(1): Adjusted EBITDA for the fiscal 2012 third quarter was $155.7 million an increase of 17.3% from $132.7 million for the fiscal 2011 third quarter.

Financial Position, Capital Expenditures and Working Capital:  Cash and cash equivalents as of June 30, 2012, were $54.0 million.  The Company’s debt, excluding capital leases, totaled approximately $1.5 billion as of June 30, 2012.  During the fiscal 2012 third quarter, the Company refinanced the outstanding balance on its Senior Term Loan B with a portion of the proceeds from the sale of $700 million of the Company’s 5.75% Senior Notes due 2022.  A balance of $53.0 million remained on the Company’s ABL facility as of June 30, 2012.

Capital expenditures for the first nine months of fiscal 2012 totaled $44.3 million.  Capital expenditures for the fiscal year 2012 are projected to be in the range of $65 million to $70 million, excluding acquisitions.

Working capital (current assets less current liabilities) increased $30.4 million to $449.5 million at June 30, 2012 compared to $419.1 million at September 30, 2011. The ratio of current assets to current liabilities was 1.94 to 1.00 at June 30, 2012 compared to 1.91 to 1.00 at September 30, 2011.

Inventory as of June 30, 2012 was approximately $719.0 million, an increase of $54 million or 8.1% from inventory as of June 30, 2011.  This increase is primarily due to sales growth from existing stores and additional inventory from new store openings and acquisitions.

Business Segment Results:

Sally Beauty Supply

Fiscal 2012 Third Quarter Results for Sally Beauty Supply

•                  Sales of $553.4 million, up 7.0% from $517.2 million in the fiscal 2011 third quarter.  The negative impact of unfavorable foreign currency exchange on net sales was $9.2 million, or 1.8% of sales.  Primary drivers of growth include sales from same stores, net new stores, and acquisitions of 4.9%, 2.3% and 1.6% respectively.

•                  Same store sales grew 5.2% year over year versus 6.1% in the fiscal 2011 third quarter.

•                  Gross margin of 55.4% was 100 basis points higher than 54.4% in the fiscal 2011 third quarter.

•                  Segment earnings of $117.6 million, up 13.9% from $103.3 million in the fiscal 2011 third quarter.

•                  Segment operating margins increased 130 basis points to 21.3% of sales, up from 20.0% in the fiscal 2011 third quarter.

•                  Net store base increased by 135, or 4.3%, over the fiscal 2011 third quarter for a total store count of 3,258.

Sales growth in the fiscal 2012 third quarter was driven by same store sales, new store openings and acquisitions; sales growth was partially offset by the impact of unfavorable foreign currency exchange. Gross profit margin expansion of 100 basis points resulted from a shift in product and customer mix.  Segment operating earnings and margin were positively impacted by improvement in gross profit and SG&A leverage.

Beauty Systems Group

Fiscal 2012 Third Quarter Results for Beauty Systems Group

•                  Sales of $333.6 million, up 4.4% from $319.4 million in the fiscal 2011 third quarter.  The negative impact of unfavorable foreign currency exchange on net sales was $1.8 million, or 0.6% of sales.   Sales from same stores, net new stores and the non-store business contributed 3.2%, 1.1% and 0.6%, respectively, to overall sales growth.

•                  Same store sales grew 5.3% year over year versus 5.3% in the fiscal 2011 third quarter.

•                  Gross margin of 41.4%, up 100 basis points from 40.4% in the fiscal 2011 third quarter.

•                  Segment earnings of $46.7 million, down 17.7% from $56.7 million in the fiscal 2011 third quarter.  In the fiscal 2011 third quarter, segment earnings includes a credit of $19.0 million from a litigation settlement, net of non-recurring expenses.

•                  Segment operating margins decreased by 380 basis points to 14.0% of sales from 17.8% in the fiscal 2011 third quarter.  Segment operating margin in the fiscal 2011 third quarter was positively impacted by a credit of $19.0 million from a litigation settlement, net of non-recurring expenses.

•                  Net store base increased by 37 stores, or 3.2%, over the fiscal 2011 third quarter.  Total store count for the fiscal 2012 third quarter was 1,176, including 159 franchised locations.

•                  Total BSG distributor sales consultants at the end of the fiscal 2012 third quarter were 1,110 versus 1,127 at the end of the fiscal 2011 third quarter.

Sales growth for the Beauty Systems Group was primarily driven by growth in same store sales and net new store openings.  Segment earnings in fiscal 2011 third quarter includes a credit of $19.0 million from a litigation settlement, net of non-recurring expenses.

(1)A detailed table reconciling 2012 and 2011 GAAP net earnings to adjusted net earnings, adjusted EPS and adjusted EBITDA is included in Supplemental Schedule C.

Conference Call and Where You Can Find Additional Information

As previously announced, at approximately 10:00 a.m. (Central) today the Company will hold a conference call and audio webcast to discuss its financial results and its business.  During the conference call, the Company may discuss and answer one or more questions concerning business and financial matters and trends affecting the Company.  The Company’s responses to these questions, as well as other matters discussed during the conference call, may contain or constitute material information that has not been previously disclosed.  Simultaneous to the conference call, an audio webcast of the call will be available via a link on the Company’s website, investor.sallybeautyholdings.com.  The conference call can be accessed by dialing 800-288-8968 (International:  612-332-0335).  The teleconference will be held in a “listen-only” mode for all participants other than the Company’s current sell-side and buy-side investment professionals.  If you are unable to listen in this conference call, the replay will be available at about 12:00 p.m. (Central) August 2, 2012 through August 9, 2012 by dialing 800-475-6701 or if international dial 320-365-3844 and reference the conference ID number 255147.  Also, a website replay will be available on investor.sallybeautyholdings.com

About Sally Beauty Holdings, Inc.

Sally Beauty Holdings, Inc. (NYSE: SBH) is an international specialty retailer and distributor of professional beauty supplies with revenues of $3.3 billion annually.  Through the Sally Beauty Supply and Beauty Systems Group businesses, the Company sells and distributes through over 4,300 stores, including approximately 200 franchised units, throughout the United States, the United Kingdom, Belgium, Chile, France, Canada, Puerto Rico, Mexico, Ireland, Netherlands, Spain and Germany.  Sally Beauty Supply stores offer more than 6,000 products for hair, skin, and nails through professional lines such as Clairol, L’Oreal, Wella and Conair, as well as an extensive selection of proprietary merchandise. Beauty Systems Group stores, branded as CosmoProf or Armstrong McCall stores, along with its outside sales consultants, sell up to 9,800 professionally branded products including Paul Mitchell, Wella, Sebastian, Goldwell, and Joico which are targeted exclusively for professional and salon use and resale to their customers.  For more information about Sally Beauty Holdings, Inc., please visit sallybeautyholdings.com.

Cautionary Notice Regarding Forward-Looking Statements

Statements in this news release and the schedules hereto which are not purely historical facts or which depend upon future events may be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as

amended.  Words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “target,” “can,” “could,” “may,” “should,” “will,” “would,” or similar expressions may also identify such forward-looking statements.

Readers are cautioned not to place undue reliance on forward-looking statements as such statements speak only as of the date they were made.  Any forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including, but not limited to, risks and uncertainties related to: the highly competitive nature of, and the increasing consolidation of, the beauty products distribution industry; anticipating changes in consumer preferences and buying trends and managing our product lines and inventory; potential fluctuation in our same store sales and quarterly financial performance; our dependence upon manufacturers who may be unwilling or unable to continue to supply products to us; the possibility of material interruptions in the supply of beauty supply products by our manufacturers; products sold by us being found to be defective in labeling or content; compliance with laws and regulations or becoming subject to additional or more stringent laws and regulations; product diversion; the operational and financial performance of our franchise business; the success of our Internet-based business; successfully identifying acquisition candidates or successfully completing desirable acquisitions; integrating businesses acquired in the future; opening and operating new stores profitably; the impact of a continued downturn in the economy upon our business; the success of our cost control plans; protecting our intellectual property rights, specifically our trademarks; conducting business outside the United States; disruption in our information technology systems; natural disasters or acts of terrorism; the preparedness of our accounting and other management systems to meet financial reporting and other requirements; being a holding company, with no operations of our own, and depending on our subsidiaries for cash; our substantial indebtedness; the possibility that we may incur substantial additional debt; restrictions and limitations in the agreements and instruments governing our debt; generating the significant amount of cash needed to service all of our debt and refinancing all or a portion of our indebtedness or obtaining additional financing; changes in interest rates increasing the cost of servicing our debt; the potential impact on us if the financial institutions we deal with become impaired; and the representativeness of our historical consolidated financial information with respect to our future financial position, results of operations or cash flows.

Additional factors that could cause actual events or results to differ materially from the events or results described in the forward-looking statements can be found in our most recent Annual Report on Form 10-K for the year ended September 30, 2011, as filed with the Securities and Exchange Commission.  Consequently, all forward-looking statements in this release are qualified by the factors, risks and uncertainties contained therein.  We assume no obligation to publicly update or revise any forward-looking statements.

Note Concerning Non-GAAP Measurement Tools

We have provided detailed explanations of our non-GAAP financial measures in our Form 8-K filed this morning, which is available on our website.

Supplemental Schedules

Consolidated Statement of Earnings	A
Segment Information	B
Non-GAAP Financial Measures Reconciliations	C
Store Count and Same Store Sales	D
Selected Financial Data and Debt	E

Supplemental Schedule A

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Consolidated Statements of Earnings

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2012	2011	% CHG	2012	2011	% CHG

Net sales	$886,991	$836,576	6.0%	$2,641,087	$2,431,945	8.6%
Cost of products sold and distribution expenses	442,612	426,045	3.9%	1,338,065	1,250,208	7.0%
Gross profit	444,379	410,531	8.2%	1,303,022	1,181,737	10.3%
Selling, general and administrative expenses (1)	291,533	259,007	12.6%	873,736	803,296	8.8%
Depreciation and amortization	16,299	15,273	6.7%	47,792	44,161	8.2%
Operating earnings	136,547	136,251	0.2%	381,494	334,280	14.1%
Interest expense (2)	26,925	27,741	-2.9%	113,240	85,058	33.1%
Earnings before provision for income taxes	109,622	108,510	1.0%	268,254	249,222	7.6%
Provision for income taxes	40,135	39,367	2.0%	100,820	89,852	12.2%
Net earnings	$69,487	$69,143	0.5%	$167,434	$159,370	5.1%

Net earnings per share:
Basic	$0.38	$0.38	0.0%	$0.91	$0.87	4.6%
Diluted	$0.37	$0.37	0.0%	$0.88	$0.85	3.5%

Weighted average shares:
Basic	182,756	183,164		184,598	182,817
Diluted	188,496	188,592		189,901	187,783

			Basis Pt Chg			Basis Pt Chg
Comparison as a % of Net sales
Sally Beauty Supply Segment Gross Profit Margin	55.4%	54.4%	100	54.5%	54.0%	50
BSG Segment Gross Profit Margin	41.4%	40.4%	100	40.9%	40.0%	90
Consolidated Gross Profit Margin	50.1%	49.1%	100	49.3%	48.6%	70
Selling, general and administrative expenses	32.9%	31.0%	190	33.1%	33.0%	10
Consolidated Operating Profit Margin	15.4%	16.3%	(90)	14.4%	13.7%	70
Net Earnings Margin	7.8%	8.3%	(50)	6.3%	6.6%	(30)

Effective Tax Rate	36.6%	36.3%	30	37.6%	36.1%	150

(1)          Selling, general and administrative expenses include share-based compensation of $2.8 million and $2.5 million for the three months ended June 30, 2012 and 2011; and $13.8 million and $12.7 million for the nine months ended June 30, 2012 and 2011, respectively.

(2)          For the three and nine months ended June 30, 2012, interest expense includes $3.2 million in unamortized deferred financing costs expensed in connection with the Company’s May 2012 repayment in full of its senior term loan B. For the nine months ended June 30, 2012, interest expense also includes a loss on extinguishment of debt of $34.6 million in connection with the Company’s December 2011 redemption of its senior notes due 2014 and senior subordinated notes due 2016.

Supplemental Schedule B

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Segment Information

(In thousands)

(Unaudited)

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2012	2011	% CHG	2012	2011	% CHG
Net sales:
Sally Beauty Supply	$553,419	$517,189	7.0%	$1,643,749	$1,489,040	10.4%
Beauty Systems Group	333,572	319,387	4.4%	997,338	942,905	5.8%
Total net sales	$886,991	$836,576	6.0%	$2,641,087	$2,431,945	8.6%

Operating earnings:
Sally Beauty Supply	$117,622	$103,251	13.9%	$330,023	$280,748	17.6%
Beauty Systems Group (2)	46,667	56,694	-17.7%	135,590	125,363	8.2%
Segment operating earnings	$164,289	$159,945	2.7%	$465,613	$406,111	14.7%

Unallocated corporate expenses (1) (2)	(24,917)	(21,232)	17.4%	(70,318)	(59,094)	19.0%
Share-based compensation	(2,825)	(2,462)	14.7%	(13,801)	(12,737)	8.4%
Interest expense (3)	(26,925)	(27,741)	-2.9%	(113,240)	(85,058)	33.1%
Earnings before provision for income taxes	$109,622	$108,510	1.0%	$268,254	$249,222	7.6%

			Basis Pt Chg			Basis Pt Chg
Segment operating profit margin:
Sally Beauty Supply	21.3%	20.0%	130	20.1%	18.9%	120
Beauty Systems Group (2)	14.0%	17.8%	(380)	13.6%	13.3%	30
Consolidated operating profit margin	15.4%	16.3%	(90)	14.4%	13.7%	70

(1)          Unallocated expenses consist of corporate and shared costs.

(2)          For the three and nine months ended June 30, 2011, consolidated operating earnings reflect a net favorable impact of $21.3 million; including a $27.0 million benefit from a litigation settlement and non-recurring charges of $5.7 million. This net benefit of $21.3 million is reflected in the BSG segment and in unallocated corporate expenses in the amount of $19.0 millon and $2.3 million, respectively.

(3)          For the three and nine months ended June 30, 2012, interest expense includes $3.2 million in unamortized deferred financing costs expensed in connection with the Company’s May 2012 repayment in full of its senior term loan B. For the nine months ended June 30, 2012, interest expense also includes a loss on extinguishment of debt of $34.6 million in connection with the Company’s December 2011 redemption of its senior notes due 2014 and senior subordinated notes due 2016.

Supplemental Schedule C

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Non-GAAP Financial Measures Reconciliations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended			Nine Months Ended
	June 30,			June 30,
	2012	2011	% CHG	2012	2011	% CHG
Adjusted EBITDA:
Net earnings (per GAAP)	$69,487	$69,143	0.5%	$167,434	$159,370	5.1%
Add:
Depreciation and amortization	16,299	15,273	6.7%	47,792	44,161	8.2%
Share-based compensation (1)	2,825	2,462	14.7%	13,801	12,737	8.4%
Interest expense (2)(3)	26,925	27,741	-2.9%	113,240	85,058	33.1%
Litigation settlement (4)	—	(27,000)		—	(27,000)
Other non-recurring items (4)	—	5,749		—	5,749
Provision for income taxes	40,135	39,367	2.0%	100,820	89,852	12.2%
Adjusted EBITDA (Non-GAAP)	$155,671	$132,735	17.3%	$443,087	$369,927	19.8%

Net earnings (per GAAP)	$69,487	$69,143		$167,434	$159,370
Add (Less):
Loss on extinguishment of debt (2)	3,231	—		37,789	—
Interest expense on redeemed debt (3)	—	—		5,149	—
Amortization of deferred financing costs	—	—		229	—
Litigation settlement and other non-recurring items, net (4)	—	(21,251)		—	(21,251)
Tax provision for the adjustments to net earnings (5)	(1,163)	7,863		(15,540)	7,863
Adjusted net earnings, excluding non-recurring items (Non-GAAP)	$71,555	$55,755	28.3%	$195,061	$145,982	33.6%

Adjusted net earnings per share (Non-GAAP):
Basic	$0.39	$0.30	30.0%	$1.06	$0.80	32.5%
Diluted	$0.38	$0.30	26.7%	$1.03	$0.78	32.1%

Weighted average shares:
Basic	182,756	183,164		184,598	182,817
Diluted	188,496	188,592		189,901	187,783

(1)          Share-based compensation for the nine months ended June 30, 2012 and 2011 includes $5.3 million and $5.0 million, respectively, of accelerated expense related to certain retirement-eligible employees who are eligible to continue vesting awards upon retirement.

(2)          For the three and nine months ended June 30, 2012, interest expense includes $3.2 million in unamortized deferred financing costs expensed in connection with the Company’s May 2012 repayment in full of its senior term loan B. For the nine months ended June 30, 2012, interest expense also includes a loss on extinguishment of debt of $34.6 million in connection with the Company’s December 2011 redemption of its senior notes due 2014 and senior subordinated notes due 2016. This amount includes a premium paid to redeem the senior notes and the senior subordinated notes, as well as unamortized deferred financing costs expensed in connection with the redeemed notes.

(3)          For the nine months ended June 30, 2012, interest expense includes interest of $5.1 million on the senior notes and senior subordinated notes after November 8, 2011 and until their redemption, as well as interest on the Company’s new senior notes due 2019 issued on that date. This pro-forma adjustment assumes the senior notes and senior subordinated notes were redeemed on November 8, 2011.

(4)          Results for the three and nine month ended June 30, 2011, reflect a $27.0 million benefit of a litigation settlement and non-recurring charges of $5.7 million. The net favorable impact of these items is $21.3 million.

(5)          The tax provisions for the adjustments to net earnings were calculated using an estimated effective tax rate of 36.0% and 37.0% for the periods ended June 30, 2012 and 2011, respectively.

Supplemental Schedule D

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Store Count and Same Store Sales

(Unaudited)

	As of June 30,
	2012	2011	CHG

Number of retail stores (end of period):
Sally Beauty Supply:
Company-operated stores	3,234	3,095	139
Franchise stores	24	28	(4)
Total Sally Beauty Supply	3,258	3,123	135
Beauty Systems Group:
Company-operated stores	1,017	982	35
Franchise stores	159	157	2
Total Beauty System Group	1,176	1,139	37
Total	4,434	4,262	172

BSG distributor sales consultants (end of period) (1)	1,110	1,127	(17)

	2012	2011	Basis Pt Chg
Third quarter company-operated same store sales growth (2)
Sally Beauty Supply	5.2%	6.1%	(90)
Beauty Systems Group	5.3%	5.3%	0
Consolidated	5.2%	5.9%	(70)

			Basis Pt Chg
Nine months ended June 30 company-operated same store sales growth (2)
Sally Beauty Supply	7.5%	6.2%	130
Beauty Systems Group	6.3%	6.2%	10
Consolidated	7.1%	6.2%	90

(1)          Includes 403 and 406 distributor sales consultants as reported by our franchisees at June 30, 2012 and 2011, respectively.

(2)          Same stores are defined as company-operated stores that have been open for at least 14 months as of the last day of a month. Our same store sales calculation includes internet-based sales for the periods presented and the impact of store expansions, but does not generally include the sales of stores relocated until at least 14 months after the relocation. The sales of stores acquired are excluded from our same store sales calculation until at least 14 months after the acquisition.

Supplemental Schedule E

SALLY BEAUTY HOLDINGS, INC. AND SUBSIDIARIES

Selected Financial Data and Debt

(In thousands)

(Unaudited)

	June 30, 2012	September 30, 2011
Financial condition information (at period end):
Working capital	$449,524	$419,142
Cash and cash equivalents	53,974	63,481
Property and equipment, net	189,746	182,489
Total assets	1,813,501	1,728,600
Total debt, including capital leases	1,511,348	1,413,115
Total stockholders’ (deficit) equity	$(201,961)	$(218,982)

	As of
	June 30, 2012	Interest Rates
Debt position excluding capital leases (at period end):
Revolving ABL facility	$53,000	(i) Prime + 1.25-1.75% or (ii) LIBOR + 2.25-2.75%

Senior notes due 2019	750,000	6.875%

Senior notes due 2022	700,000	5.75%

Other (1)	2,746	4.05% to 5.79%
Total debt	$1,505,746

Debt maturities, excluding capital leases:
Twelve months ending June 30,
2013	$54,238
2014	962
2015	546
2016-2019	—
Thereafter	1,450,000
Total debt	$1,505,746

(1)  Represents pre-acquisition debt of Pro-Duo NV and Sinelco Group BVBA.